EXHIBIT 21.1

Subsidiaries of Nevada Property 1 LLC

Entity Name	Entity Type	Domestic Jurisdiction
Nevada Restaurant Venture 1 LLC	Limited Liability Company	Delaware
Nevada Retail Venture 1 LLC	Limited Liability Company	Delaware